Exhibit 99.1

FOR IMMEDIATE RELEASE

FuelCell Energy Announces Closing of $31.6 Million

Public Offering of Common Stock

25.3 million shares issued at $1.25 per share

DANBURY, CT – January 23, 2014 — FuelCell Energy, Inc. (Nasdaq: FCEL), a global leader in the design, manufacture, operation and service of ultra-clean, efficient and reliable fuel cell power plants, announced today the completion of an underwritten public offering of 25.3 million shares of its common stock, including 3.3 million shares sold pursuant to the full exercise of an over-allotment option previously granted to the underwriters. All of the shares were offered and sold by FuelCell Energy at the public offering price of $1.25 per share. The total net proceeds to the Company after expenses were approximately $29.4 million. FuelCell Energy intends to use the net proceeds from this offering for project development, project finance, working capital support and general corporate purposes.

“We are well positioned to execute on our 2014 growth plan which includes closing over 30 megawatts of new orders and bidding on large scale projects in our existing markets,” said Chip Bottone, President and Chief Executive Officer, FuelCell Energy, Inc. “The larger projects which we have developed in our pipeline require working capital flexibility to have inventory available for installation with short lead-times as well as capital for meeting obligations related to the construction and operation of the projects. This capital raise combined with the validation gained from the on-time completion of multi-megawatt fuel cell parks and an enhanced global manufacturing footprint put the Company in a strong position for continued growth. “

Stifel acted as the sole book-running manager for the offering. Cowen and Company acted as the co-lead manager, and FBR Capital Markets & Co. acted as co-manager for the offering. Ardour Capital Investments, LLC was a selling group member for the offering.

A shelf registration statement relating to the above-described securities was previously filed with and declared effective by the Securities and Exchange Commission. A preliminary prospectus supplement related to the offering was filed with the Securities and Exchange Commission. The securities may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. When available, copies of the final prospectus supplement together with the base prospectus relating to this offering can be obtained at the Securities and Exchange Commission’s website http://www.sec.gov. or from Stifel at One Montgomery Street, Suite 3700, San Francisco, CA 94104, or via telephone at (415) 364-2720.

This press release does not constitute an offer to sell or the solicitation of offers to buy any securities of FuelCell Energy, and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About FuelCell Energy

Direct FuelCell® power plants are generating ultra-clean, efficient and reliable power at more than 50 locations worldwide. With more than 300 megawatts of power generation capacity installed or in backlog, FuelCell Energy is a global leader in providing ultra-clean baseload distributed generation to utilities, industrial operations, universities, municipal water treatment facilities, government installations and other customers around the world. The Company’s power plants have generated more than two billion kilowatt hours of ultra-clean power using a variety of fuels including renewable biogas from wastewater treatment and food processing, as well as clean natural gas.

Direct FuelCell, DFC, DFC/T, DFC-H2 and FuelCell Energy, Inc. are all registered trademarks of FuelCell Energy, Inc. DFC-ERG is a registered trademark jointly owned by Enbridge, Inc. and FuelCell Energy, Inc.

Contact:	FuelCell Energy, Inc. Kurt Goddard, Vice President Investor Relations 203-830-7494 ir@fce.com

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